Pricing Supplement To product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated July 31, 2015	Pricing Supplement No. 2513B Registration Statement No. 333-206013 Dated August 14, 2015; Rule 424(b)(2)
Deutsche Bank

Structured Investments	Deutsche Bank AG $615,000 Notes Linked to an Equally Weighted Basket of Ten Equity Securities due August 31, 2016

General

•	The notes are designed for investors who seek a return at maturity linked to the performance of an equally weighted basket (the “Basket”) of ten equity securities issued by companies in the financial services industry. The notes do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if the level of the Basket decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 31, 2016

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The notes priced on August 14, 2015 (the “Trade Date”) and are expected to settle on August 19, 2015 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The notes are linked to an equally weighted basket consisting of ten equity securities issued by companies in the financial services industry (each, a “Basket Component” and collectively, the “Basket Components”), as listed in the table below.
	Basket Component	Ticker Symbol	Basket Component Weighting	Initial Stock Price
	Common stock of Bank of America Corporation	BAC	1/10	$17.70
	Common stock of Citigroup Inc.	C	1/10	$57.59
	Common stock of Comerica Incorporated	CMA	1/10	$47.45
	Common stock of First Republic Bank	FRC	1/10	$64.40
	Common shares of KeyCorp	KEY	1/10	$14.77
	Common stock of The PNC Financial Services Group, Inc.	PNC	1/10	$97.59
	Common stock of Regions Financial Corporation	RF	1/10	$10.55
	Common stock of SVB Financial Group	SIVB	1/10	$140.74
	Common stock of U.S. Bancorp	USB	1/10	$45.60
	Common stock of Wells Fargo & Company	WFC	1/10	$57.33

Payment at Maturity:

At maturity, you will receive a cash payment per $1,000 Face Amount of notes, calculated as follows:

$1,000 x (1 + Basket Return) x Adjustment Factor

Your investment will be fully exposed to any decline in the level of the Basket. The Adjustment Factor will reduce your return regardless of whether the level of the Basket increases or decreases over the term of the notes. You will lose some or all of your initial investment if the level of the Basket as measured from the Initial Basket Level to the Final Basket Level decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor. Any payment at maturity is subject to the credit of the Issuer.

	(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.

The Issuer’s estimated value of the notes on the Trade Date is $983.70 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures” on page 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$7.50	$992.50
Total	$615,000.00	$4,612.50	$610,387.50

(1) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer of $7.50 per $1,000 Face Amount of notes. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The notes are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$615,000.00	$71.46

JPMorgan

Placement Agent

August 14, 2015

(Key Terms continued from previous page)
Basket Return:	Final Basket Level – Initial Basket Level
Initial Basket Level
Adjustment Factor:	0.9990
Initial Basket Level:	100
Final Basket Level:	The arithmetic average of the Basket Levels on the Averaging Dates
Basket Level:	The Basket Level on each Averaging Date will be calculated as follows:
100 x [1 + the sum of the Basket Component Return of each Basket Component x (1/10)]
Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Stock Price to its Final Stock Price on the applicable Averaging Date, calculated as follows:
Final Stock Price – Initial Stock Price
Initial Stock Price
Initial Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Trade Date, as set forth in the table above
Final Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the applicable Averaging Date
Closing Price:	With respect to each Basket Component, on any trading day, the last reported sale price of one share of the Basket Component on its relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor:	With respect to each Basket Component, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Component. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.
Trade Date:	August 14, 2015
Settlement Date:	August 19, 2015
Averaging Dates[1]:	August 22, 2016, August 23, 2016, August 24, 2016, August 25, 2016 and August 26, 2016
Maturity Date[1]:	August 31, 2016
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RM26 / US25152RM264

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Resolution Act may result in the notes being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) a transfer of the notes to another entity, an amendment of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015, including the risk factor “The securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us.”

Additional Terms Specific to the Notes

You should read this pricing supplement together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Basket?

The table below illustrates a range of hypothetical payments at maturity on the notes. These examples illustrate that you will lose some or all of your initial investment if the level of the Basket as measured from the Initial Basket Level to the Final Basket Level decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor. The hypothetical returns set forth below reflect the Adjustment Factor of 0.9990. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on the performances of the Basket Components, determined using the Closing Prices of the Basket Components on the specified Averaging Dates. The numbers appearing in the table and examples below may have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals.

Hypothetical Basket Return (%)	Hypothetical Return on Notes (%)	Hypothetical Payment at Maturity ($)
100.00%	99.80%	$1,998.00
90.00%	89.81%	$1,898.10
80.00%	79.82%	$1,798.20
70.00%	69.83%	$1,698.30
60.00%	59.84%	$1,598.40
50.00%	49.85%	$1,498.50
40.00%	39.86%	$1,398.60
30.00%	29.87%	$1,298.70
20.00%	19.88%	$1,198.80
10.00%	9.89%	$1,098.90
0.10%	0.00%	$1,000.00
0.05%	-0.05%	$999.50
0.00%	-0.10%	$999.00
-10.00%	-10.09%	$899.10
-20.00%	-20.08%	$799.20
-30.00%	-30.07%	$699.30
-40.00%	-40.06%	$599.40
-50.00%	-50.05%	$499.50
-60.00%	-60.04%	$399.60
-70.00%	-70.03%	$299.70
-80.00%	-80.02%	$199.80
-90.00%	-90.01%	$99.90
-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is greater than the Initial Basket Level, resulting in a Basket Return of 20.00%. Because the Final Basket Level is greater than the Initial Basket Level, the Basket Return is positive and the investor receives a Payment at Maturity of $1,198.80 per $1,000 Face Amount of notes, calculated as follows:

$1,000 x (1 + Basket Return) x Adjustment Factor

$1,000 x (1 + 20.00%) x 0.9990 = $1,198.80

Example 2: The Final Basket Level is greater than the Initial Basket Level, resulting in a Basket Return of 0.05%. In this case, even though the Final Basket Level is greater than the Initial Basket Level and the Basket Return is positive, the investor receives a Payment at Maturity that is less than $1,000 per $1,000 Face Amount of notes because the increase in the level of the Basket as measured from the Initial Basket Level to the Final Basket Level is not sufficient to offset the effect of the Adjustment Factor. The investor receives a Payment at Maturity of $999.50 per $1,000 Face Amount of notes, calculated as follows:

$1,000 x (1 + Basket Return) x Adjustment Factor

$1,000 x (1 + 0.05%) x 0.9990 = $999.50

Example 3: The Final Basket Level is less than the Initial Basket Level, resulting in a Basket Return of -40.00%. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor will lose approximately 40.06%

of its investment due to the exposure to the Basket performance and the deduction of the Adjustment Factor. Therefore, the investor receives a Payment at Maturity of $599.40 per $1,000 Face Amount of notes, calculated as follows:

$1,000 x (1 + Basket Return) x Adjustment Factor

$1,000 x (1 + –40.00%) x 0.9990 = $599.40

Selected Purchase Considerations

•	THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — Because the Adjustment Factor is applied to the payment at maturity, the Adjustment Factor will reduce the return on the notes regardless of whether the Final Basket Level is greater than, equal to or less than the Initial Basket Level.

•	FULL DOWNSIDE EXPOSURE — You will lose some or all of your investment at maturity if the Final Basket Level decreases or fails to increase sufficiently from the Initial Basket Level to offset the effect of the Adjustment Factor. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	RETURN LINKED TO THE PERFORMANCE OF AN EQUALLY WEIGHTED BASKET OF TEN EQUITY SECURITIES ISSUED BY COMPANIES IN THE FINANCIAL SERVICES INDUSTRY — The return on the notes, which may be positive, zero or negative, is linked to the performance of an equally weighted basket of ten equity securities issued by companies in the financial services industry that is composed of Bank of America Corporation, Citigroup Inc., Comerica Incorporated, First Republic Bank, KeyCorp, The PNC Financial Services Group, Inc., Regions Financial Corporation, SVB Financial Group, U.S. Bancorp and Wells Fargo & Company. For more information on each Basket Component, please see “The Basket Components” in this pricing supplement.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Components. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive, zero or negative. In addition, the Adjustment Factor will reduce your return regardless of whether the level of the Basket increases or decreases from the Initial Basket Level to the Final Basket Level. If the Final Basket Level decreases or fails to increase sufficiently from the Initial Basket Level to offset the effect of the Adjustment Factor, you will lose some or all of your investment in the notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your initial investment at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS, BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the notes being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the notes; converting the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the notes to another entity, amending the terms and conditions of the notes or cancelling of the notes. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. One of this law’s primary purposes would be to conform German law to the SRM Regulation. In addition, the draft bill proposes that in the event of an insolvency proceeding, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. Instruments that are typically traded on money markets would not be subject to the proposed subordination. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If enacted, the proposed subordination of senior unsecured debt instruments could apply to the notes, which would most likely result in a larger share of loss being allocated to the notes in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us.

By acquiring the notes, you would have no claim or other right against us arising out of any subordination or Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS — The return on the notes may not reflect the return you would have realized if you had directly invested in the Basket Components. For instance, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•	IF THE LEVEL OF THE BASKET CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the level of the Basket. Changes in the level of the Basket may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•	THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the notes may be adversely affected by increased positive correlation between the Basket Components, in particular when the prices of Basket Components decrease. The value of the notes may also be adversely affected by increased negative correlation between the Basket Components, in which case any positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

•	CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted basket consisting of ten Basket Components that are the equity securities issued by companies in the financial services industry. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the Basket Components increase, the prices of other Basket Components may not increase as much or may decrease. Therefore, in calculating the Final Basket Level, increases in the Closing Prices of some of the Basket Components on the Averaging Dates may be moderated, offset or more than offset by lesser increases or decreases in the Closing Prices of the other Basket Components on the Averaging Dates.

•	ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor of a Basket Component, which will initially be set at 1.0, for certain events affecting the relevant Basket Component. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the relevant Basket Component or another party makes a partial tender or partial exchange offer for such Basket Component. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor of a Basket Component or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Basket Component or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket Components or any other securities received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUERS OF THE BASKET COMPONENTS AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY THE ISSUERS OF THE BASKET COMPONENTS — We are not affiliated with the issuers of the Basket Components. However, we or our affiliates may currently or from time to time in the future engage in business with the issuers of the Basket Components, including extending loans to, making equity investments in, or providing advisory services to, such issuers, including merger and acquisition advisory service. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Basket Components, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Basket Components or the issuers of the Basket Components. You, as an investor in the notes, should make your own investigation into the issuers of the Basket Components. The issuers of the Basket Components are not involved in the notes offered hereby in any way and have no obligation of any sort with respect to your notes. The issuers of the Basket Components have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust a relevant Stock Adjustment Factor, which may adversely affect the value of your notes.

•	THE BASKET COMPONENTS ARE CONCENTRATED IN THE FINANCIAL SERVICES INDUSTRY — Each of the Basket Components has been issued by a company whose business is associated with the financial services industry. Because the value of the notes is determined by the performance of the Basket, an investment in the notes will be concentrated in that industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting that industry than a different investment linked to securities of a more broadly diversified group of issuers.

•	ADVERSE CONDITIONS IN THE FINANCIAL SERVICES INDUSTRY MAY REDUCE YOUR RETURN ON THE NOTES — Companies in the financial services industry, such as the issuers of the Basket Components, are largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the financial services industry. In addition, adverse international economic, business, or political developments could have a major effect on the prices of the Basket Components. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services industry.

•	ECONOMIC CONDITIONS HAVE ADVERSELY IMPACTED THE STOCK PRICES OF MANY COMPANIES IN THE FINANCIAL SERVICES INDUSTRY, AND MAY DO SO DURING THE TERM OF THE NOTES — In recent years, international economic conditions have resulted, and may continue to result, in significant losses among many companies that operate in the financial services industry. These conditions have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services industry have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Basket Components. As a result, the prices of the Basket Components may be adversely affected by economic, political, or regulatory events affecting the financial services industry. This in turn could adversely impact the value of, and return on, the notes.

•	PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the notes may bear little relation to the historical closing prices of the Basket Components and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment. The common stock of First Republic Bank commenced trading on December 8, 2010 and therefore has a limited performance history.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Basket has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the level of the Basket will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time remaining to the maturity of the notes;

•	the dividend rates of the Basket Components;

•	the real and anticipated results of operations of the issuers of the Basket Components;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Basket Components;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components or the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the Basket and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the level of the Basket and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE BASKET AND THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Basket and the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Basket.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor for each Basket Component and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or an Averaging Date could adversely affect the level of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket, retrospectively calculated from December 9, 2010 through August 14, 2015, assuming the level of the Basket on August 14, 2015 was 100 and the Basket Component Weightings were as specified in the Key Terms. The closing level of the Basket on any day during this period is calculated as if the level of the Basket were the Final Basket Level and such day were an Averaging Date (except that the Initial Basket Level would be 57.07 on December 9, 2010 if we assume the level of the Basket on August 14, 2015 was 100). For purposes of the notes and the determination of the Payment at Maturity, the Initial Basket Level was set equal to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket on any day during the term of the notes, including on the Averaging Dates.

The Basket Components

All disclosures contained in this pricing supplement regarding the Basket Components are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or verified, such information about any Basket Component contained in this pricing supplement. You should make your own investigation into the Basket Components.

Included below is a brief description of the issuer of each Basket Component. Each of the Basket Components is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as specified below, companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Basket Components with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuers of the Basket Components under the Exchange Act can be located by reference to their respective SEC file numbers provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Historical Performance of the Basket Components

The following graphs set forth the historical performance of each Basket Component based on its daily closing prices from August 14, 2010 (or, with respect to First Republic Bank, December 9, 2010) through August 14, 2015. We obtained the historical closing prices of the Basket Components below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Components on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

Bank of America Corporation

According to publicly available information, Bank of America Corporation is a financial institution that serves individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. Information filed by Bank of America Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. The common stock of Bank of America Corporation is traded on the New York Stock Exchange under the symbol “BAC.” The closing price of the common stock of Bank of America Corporation on August 14, 2015 was $17.70.

Citigroup Inc.

According to publicly available information, Citigroup Inc. is a financial services holding company whose businesses provide consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, trade and securities services and wealth management. Information filed by Citigroup Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. The common stock of Citigroup Inc. is traded on the New York Stock Exchange under the symbol “C.” The closing price of the common stock of Citigroup Inc. on August 14, 2015 was $57.59.

Comerica Incorporated

According to its publicly available filings with the SEC, Comerica Incorporated is a financial services company, with three major business segments: the business bank (which meets the needs of middle market businesses, multinational corporations and governmental entities), the retail bank (which includes small business banking and personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination) and wealth management (which offers products and services consisting of fiduciary services, private banking, retirement services, investment management and advisory services, investment banking and brokerage services). Information filed by Comerica Incorporated with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10706, or its CIK Code: 0000028412. The common stock of Comerica Incorporated is traded on the New York Stock Exchange under the symbol “CMA.” The closing price of the common stock of Comerica Incorporated on August 14, 2015 was $47.45.

First Republic Bank

According to its publicly available filings with the FDIC, First Republic Bank is a commercial bank and trust company, specializing in providing personalized, relationship-based services, including private banking, private business banking, real estate lending and wealth management services, including trust and custody services, to clients in selected metropolitan areas in the United States. First Republic Bank is required to periodically file certain financial and other information specified by the FDIC. Information provided to or filed with the FDIC by First Republic Bank pursuant to the Exchange Act can be located by reference to the FDIC certificate number 59017 and can be accessed through .www2.fdic.gov/efr/. The following graphs set forth the historical performance of the common stock of First Republic Bank based on its daily closing prices from December 9, 2010 through August 14, 2015. The closing price of the common stock of First Republic Bank on August 14, 2015 was $64.40.

KeyCorp

According to its publicly available filings with the SEC, KeyCorp is a bank holding company that, through its subsidiaries, provides a range of retail and commercial banking, commercial leasing, investment management, consumer finance, commercial mortgage servicing and special servicing and investment banking products and services to individual, corporate and institutional clients. Information filed by KeyCorp with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11302, or its CIK Code: 0000091576. The common stock of KeyCorp is traded on the New York Stock Exchange under the symbol “KEY.” The closing price of the common shares of KeyCorp on August 14, 2015 was $14.77.

The PNC Financial Services Group, Inc.

According to publicly available information, The PNC Financial Services Group, Inc. is a diversified financial services company that has businesses engaged in retail banking, corporate and institutional banking, asset management and residential mortgage banking. Information filed by The PNC Financial Services Group, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09718, or its CIK Code: 0000713676. The common stock of The PNC Financial Services Group, Inc. is traded on the New York Stock Exchange under the symbol “PNC.” The closing price of the common stock of The PNC Financial Services Group, Inc. on August 14, 2015 was $97.59.

Regions Financial Corporation

According to publicly available information, Regions Financial Corporation is a financial holding company that provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, wealth management, securities brokerage, insurance, trust services and other specialty financing. Information filed by Regions Financial Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34034, or its CIK Code: 0001281761. The common stock of Regions Financial Corporation is traded on the New York Stock Exchange under the symbol “RF.” The closing price of the common stock of Regions Financial Corporation on August 14, 2015 was $10.55.

SVB Financial Group

According to publicly available information, SVB Financial Group is a diversified financial services company, a bank holding company and a financial holding company that offers a variety of banking and financial products and services to clients across the United States, as well as in key international entrepreneurial markets. Information filed by SVB Financial Group with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15637, or its CIK Code: 0000719739. The common stock of SVB Financial Group is traded on the NASDAQ Stock Market under the symbol “SIVB.” The closing price of the common stock of SVB Financial Group on August 14, 2015 was $140.74.

U.S. Bancorp

According to publicly available information, U.S. Bancorp offers a range of financial services, including lending and depository services, cash management, capital markets and trust and investment management services. Information filed by U.S. Bancorp with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06880, or its CIK Code: 0000036104. The common stock of U.S. Bancorp is traded on the New York Stock Exchange under the symbol “USB.” The closing price of the common stock of U.S. Bancorp on August 14, 2015 was $45.60.

Wells Fargo & Company

According to publicly available information, Wells Fargo & Company provides retail, commercial and corporate banking services through banking stores and offices, the internet and other distribution channels to individuals, businesses and institutions across the United States and in other countries. Information filed by Wells Fargo & Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02979, or its CIK Code: 0000072971. The common stock of Bank of America Corporation is traded on the New York Stock Exchange under the symbol “WFC.” The closing price of the common stock of Wells Fargo & Company on August 14, 2015 was $57.33.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates, acting as placement agents for the notes, will receive a fee from the Issuer of $7.50 per $1,000 Face Amount of notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2015, which has been filed as an exhibit to the registration statement referred to above.

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